Monaker Group, Inc. 8-K

Exhibit 10.2

Contract #HPEMKGI202105002

MASTER DEVELOPMENT AGREEMENT

This Master Development Agreement (the “Agreement”) is made and entered into on May 20, 2021, by and between, HotPlay Enterprise Limited , a corporation organized and existing under the laws of British Virgin Island, with its principal office at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (“HPE”) and Monaker Group, a corporation organized and existing under the laws of the United States of America, with its principal office at 1560 Sawgrass Corporate Parkway, Suite 130, Sunrise, Florida 33323 (“MKGI”). HPE and MKGI shall collectively be referred to as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, MKGI is engaged in the business of developing Travel platform, Game Publishing platform and solutions;

WHEREAS, HPE owns HotPlay’s IGA, a patent-pending adtech which enables advertisers to insert commercial content into native content of video games, and is engaged in the business of producing computer software platform and game development; and

WHEREAS, MKGI wishes to have HPE develop a series of casual games that are integrated with HotPlay’s IGA to be put onto MKGI’s Game Publishing platform, defined by each Statement of Work (“SOW”).

NOW, THEREFORE, in consideration for the mutual promises contained herein, the Parties agree as follows:

1.	DEFINITIONS

The following terms shall have the following meanings herein:

1.1	“Completion Date” shall mean the date of completion for each Milestone as specified in the applicable SOW.

1.2	“Assets” shall mean certain assets of the Game Publishing platform designed by MKGI or any or its subsidiaries and to be reproduced and/or developed by HPE under the Agreement. The Assets shall confirm all of the Specifications set forth in each SOW.

1.3	“Confidential Information” shall mean any information disclosed by one Party to the other (i) prior to the date of this Agreement but with respect to the subject matter hereof, or (ii) pursuant to this Agreement, in written, oral, graphic, machine readable or other form and is of a confidential nature or has been marked or designated as such by the disclosing Party.

1.4	“Deliverables” shall mean the items to be delivered by HPE to MKGI as set forth in The applicable SOW.

1.5	“Development Task” shall mean the reproduction and development of the Asset to be performed by HPE pursuant to this Agreement and each applicable SOW.

1.6	“Payment” shall mean the payment of the fee as specified in each applicable SOW.

1.7	“Intellectual Property Rights” shall mean any and all rights existing now or in the future, under copyright law, industrial design rights law, patent law, trade secret law, trademark law, and all similar proprietary rights, and any and all renewals, extensions, and restorations thereof, now or hereafter in force and effect worldwide.

1.8	“Milestone” shall mean each development milestone identified in The applicable SOW.

1.9	“Source Materials” shall mean any code, audio, visual, graphic or textual material produced by HPE for performance of this Agreement.

1.10	“Specifications” shall mean the technical and other specifications for the Deliverables as set forth in the applicable SOW.

2.	DEVELOPMENT

2.1	Development. HPE agrees to provide services as requested by MKGI and deliver to MKGI deliverable items as set forth on each SOW, which will be executed by the parties from time to time. HPE shall perform the Development Task in accordance with the Specifications and the schedule of completion as set forth in each applicable SOW. Upon completion of the Deliverables, HPE shall deliver to MKGI such Deliverables including documentation for evaluation by MKGI.

2.2	Acceptance. Upon delivery by HPE to MKGI of each Deliverable, MKGI shall test and evaluate such Deliverable for conformity to the applicable Specifications. MKGI will use best efforts to conduct such evaluation within one (1) business day after delivery of such Deliverable. Notwithstanding the foregoing, MKGI, at its reasonable discretion, may extend three (3) business days more after the said one (1) business day. If no written response is sent by MKGI to HPE within the above period, the Deliverable shall be deemed approved.

2.3	Penalty for Delay. Penalty for any delay for any of the Deliverables shall be subjected to terms specified in each applicable SOW.

2.4	Changes. The Parties may, upon mutual written agreement, consent to change the Completion Date for a Deliverable and the corresponding Specifications.

2.5	Development Restriction. HPE shall not directly or indirectly reproduce and develop assets for any other company or company’s platform similar in likeness to the MKGI’s Game Publishing Platform Assets to the extent that users of such platform would find the assets to be similar to the MKGI’s Game Publishing Platform Assets, in likeness to the design or feeling, without obtaining written consent from MKGI. Any ambiguity as to whether such assets are similar to that of the Assets under this Section 2.5 shall be settled by negotiations between the Parties.

3.	OWNERSHIP

The Assets reproduced or developed by HPE for MKGI under this Agreement shall be deemed to be “works made for hire” for copyright purposes. Upon completion of the Development Task and receipt of all Fees paid by MKGI as set forth in the SOW, HPE hereby assigns to MKGI all Intellectual Property Rights obtained by HPE in relation to the Assets and all other material reproduced and developed by HPE for MKGI under this Agreement including, without limitation, all Source Material, storyboards, drawings, renderings, files and documents related to all of the UX/UI Graphic.

4.	REPRESENTATIONS, WARRANTIES AND INDEMNITIES

4.1	HPE represents and warrants on a continuing basis that:

(a)	Corporate Authority. HPE has the right to enter into this Agreement and the authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	No Conflicts. The execution, delivery and performance by HPE under this Agreement will not: (i) conflict with or violate any law, rule, regulation, authorization or judgment of any governmental authority having applicability to HPE or its actions; or (ii) conflict with or result in any breach of, or constitute a default under any commitment, contract or other agreement, instrument or undertaking to which HPE is a party or by which any of its property is bound.

(c)	Independent Work. The Assets and Deliverables will have been independently created by HPE’s employees or those contracted by HPE and the use of the Assets by MKGI will not depend on the acquisition of rights from any third party.

(d)	No Infringement or Claims. Neither the Assets nor the Deliverables nor the exercise by MKGI of any of the rights granted hereunder, will infringe any intellectual property or other right of any third party.

(e)	Indemnity. HPE agrees to defend MKGI or any of MKGI’s sublicensees or any of their direct or indirect customers from any claim or action alleging that the Assets or any Deliverables, or any portion thereof, infringes any third party’s Intellectual Property Right and to pay all damages awarded, or settlements entered into, in connection therewith. If the Assets or any Deliverables, or any portion thereof, is held to infringe any copyright or other Intellectual Property Right, HPE will use its best efforts to modify or replace, in accordance with MKGI’s request, the Assets or any Deliverables with equivalent, non-infringing full motion video, or to obtain all necessary rights with respect thereto to enable continued use and distribution of the Assets and for MKGI to continue to exercise all rights granted to MKGI under this Agreement. Notwithstanding any provision herein to the contrary, HPE shall have no liability or obligation pursuant to this Section 4.1(e), to the extent any third party claim or action is caused by the design of the Assets submitted by MKGI or modification of the Assets by MKGI. In addition, HPE shall defend, indemnify and hold MKGI harmless from and against any and all damage, liability, cost or expenses (including without limitation reasonable attorney’s fees and related costs) incurred by MKGI, its affiliates and its and their directors, officers, employees, agents, successors and assigns based upon or in connection with a material breach by HPE of this Agreement.

4.2	MKGI represents and warrants on a continuing basis that:

(a)	Corporate Authority. MKGI has the right to enter into this Agreement and authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	No Conflicts. The execution, delivery and performance by MKGI of this Agreement will not: (i) conflict with or violate the articles of incorporation of MKGI or any provision of any law, rule, regulation, authorization or judgment of any governmental authority having applicability to MKGI, its employees, or its or their actions; or (ii) conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which MKGI is a party or by which any of its property is bound.

5.	FEES

5.1	Fees. In consideration of HPE’s production and development of the Assets and delivery of the Deliverables in accordance with the terms and conditions of this Agreement, MKGI shall compensate HPE in accordance with the applicable SOW.

5.2	Retainers. MKGI shall make an upfront retainer payment of $US900,000 (Nine hundred thousand United States dollars) to HPE within five (5) days from the execution date of this agreement. The payment shall be applied to the work described in the applicable SOW.

5.3	Rate. The rate of service provided by HPE shall be $US4,500 (Four thousand and five hundred United States dollars) per man per month. Each man-month is defined by 160 man hours of service monthly.

5.4	Taxes. Any withholding taxes or other charges (including, but not limited to, banking charges) that MKGI is required by statute to withhold and pay on behalf of HPE under this Agreement shall be deducted from the payment and remitted to the taxing authority.

6.	CONFIDENTIALITY

6.1	Confidentiality. Each Party shall treat as all Confidential Information of the other Party confidential (as set forth herein) and shall not use such Confidential Information except as contemplated herein or otherwise authorized in writing for three (3) years after expiration or termination of this Agreement. Each Party shall implement reasonable procedures to prohibit the unauthorized disclosure or misuse of the other Party’s Confidential Information and shall not disclose such Confidential Information to any third party except for the purpose of this Agreement, and subject to confidentiality obligations similar to those set forth herein. Each Party shall use at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care. If Confidential Information is disclosed orally, it must be designated by the disclosing Party as Confidential Information at the time of such initial disclosure and confirmed in a written resume to be prepared and sent by the disclosing Party to the receiving Party within two (2) weeks following such initial disclosure.

6.2	Exceptions. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which: (i) was publicly available at the time it was disclosed or becomes publicly available through no fault of the receiving Party; (ii) was known to the receiving Party, without similar confidentiality restriction, at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing Party; (iv) was independently developed by the receiving Party without any use of the Confidential Information as evidenced by records; or (v) becomes known to the receiving Party, without similar confidentiality restriction, from a source other than the disclosing Party without breach of this Agreement by the receiving Party. In addition, each Party shall be entitled to disclose the other Party’s Confidential Information to the extent required by any order or requirement of a court, administrative agency, or other governmental body, provided that the receiving Party shall provide prompt, advance notice thereof to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

7.	TERMINATION

7.1	Term. With the exception of the perpetual licensing term, this agreement shall remain effective for the period of two years from the date first set forth above. For avoidance of doubt, any SOW agreed and signed by the Parties prior to the two years expiry will be covered by this Agreement. Unless earlier terminated under Section 3.3, Section 8.2, the term of this Agreement shall commence on the date first set forth above and shall expire when all of the following is completed: (i) delivery of all Deliverables conforming to the Development Task description and Specification and subsequent acceptance by MKGI; (ii) receipt by MKGI of all Deliverables and work materials in relation to the development of the Assets, including without limitation, all Source Material, drawings, modeling, mappings, files and documents related to the Assets; and (iii) payment to HPE by MKGI of the Payment.

7.2	Termination.

Either Party, upon giving written notice to the other Party, may terminate this Agreement:

(i)	If the other Party materially breached any provision hereof and failed to cure such breach within ten (10) business days after receipt of written notice from the terminating Party describing the breach in reasonable detail; or

(ii)	At any time in the event the other Party ceases or suspends its business, or becomes subject to any bankruptcy, insolvency or any other similar proceeding.

7.3	Consequences of Termination.

(a)	Termination of this Agreement shall not preclude resort by the terminating Party to any other remedies available to it.

(b)	Upon expiration or termination of this Agreement, each Party shall return any and all Source Material, Confidential Information, Deliverables or any work materials to the other Party. If MKGI desires to use or retain any of such materials owned or developed by HPE, then Parties will in good faith negotiate and agree on the terms and conditions upon which MKGI will be permitted to use or retain such materials.

(c)	Upon termination of this Agreement by MKGI, HPE shall refund any fees received from MKGI hereunder prior to such termination, provided, however, that MKGI shall be entitled to seek recovery of damages caused to MKGI by the delay or non-delivery of the Deliverables if the refund amount is insufficient to compensate MKGI for actual expenses and damages incurred due to such termination.

7.4	Survival. Notwithstanding anything contrary in this Agreement, the provisions of Sections 2.5, 3, 4, 6, 7 and 8 shall survive termination or expiration of this Agreement.

8.	GENERAL PROVISIONS

8.1	Governing Law. This Agreement and all disputes arising out of or in connection with this Agreement, MKGI will determine whether it wants jurisdiction to be in British Virgin Island or the United States of America.

8.2	Arbitration. It is agreed that in case any dispute or controversy arises out or in connection with this Agreement, the Parties shall seek to solve the matter amicably through discussions between the Parties. If the Parties fail to do so within thirty (30) business days after the receipt by a Party from the other Party of a notice of the existence of a dispute or controversy, it shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect. The place of arbitration shall be Singapore. The award of the arbitrators shall be final and binding on the Parties and judgment thereon may be entered in any court of competent jurisdiction.

8.3	Entire Agreement. This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements, oral or written, in relation hereto, which may exist between the Parties. No oral explanation or oral information by any of the Parties will alter the meaning or interpretation of this Agreement.

8.4	Assignment. Neither Party may assign any rights or delegate any duties under this Agreement without the other Party’s prior written consent, and any attempt to do so without such consent shall be void.

8.5	Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered mail with return receipt requested, or by facsimile, to the Parties at the addresses shown below, or to such other address as may be designated by written notice given by either Party to the other Party. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, three (3) business days after dispatch if sent by express courier, ten (10) business days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by facsimile.

8.6	Severability. Should any term, clause or provision of this Agreement be judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause or provision, and such invalid term, clause or provision shall be deemed to have been deleted from this Agreement.

8.7	Waivers. No waiver by any Party of any breach or failure to comply with any provision of this Agreement shall be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

8.8	Headings. The headings contained in this Agreement are for convenience of reference only, and they do not form a part of this Agreement and shall not in any way affect the interpretation thereof.

8.9	Independent. The Parties are independent, and no agency, partnership, joint venture, employee-employer or franchisor-franchisee relationship is intended or created by this Agreement. Neither Party shall make any warranties or representations on behalf of the other party.

8.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11	Force Majeure. Neither party shall be held liable for delay or failure to perform any of its obligations hereunder, if such delay or failure occurs because of force majeure including, but not limited to, acts of God, war, rebellion, commotion and explosion.

IN WITNESS WHEREOF, the Parties have signed and delivered this Agreement as of the date first written above.

HotPlay Enterprise Limited	Monaker Group

Nithinan Boonyawattanapisut	William Kerby - CEO
(Authorized Director)

Athid Nanthawaroon
(Authorized Director)